  Contact: Frances G. Rathke, CFO

  Tel: (802) 244-5621

  Green Mountain Coffee Roasters Reports Fiscal 2004
  Fourth Quarter and Fiscal Year 2004 Results

  -- Q4 Net Income Growth of 43.6% on Net Sales Growth of 15.4% --
  -- FY'04 Net Income Growth of 24.9% on Net Sales Growth of 17.7%--

  WATERBURY, VT (November 11, 2004) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced results for the Company's fourth quarter and fiscal year ended September 25, 2004.

  Net sales for the fourth quarter ended September 25, 2004 increased 15.4% to $31.8 million, up from $27.5 million in the fourth quarter of 2003. Total coffee pounds shipped increased 11.8% to 4.2 million pounds. Net income for the fourth quarter increased 43.6% to $2.0 million, or $0.27 per diluted share, compared to $1.4 million, or $0.19 per diluted share for the fourth quarter of 2003.

  For the fiscal year, Green Mountain Coffee grew sales 17.7% to $137.4 million. Total coffee pounds shipped were up 13.9% to 17.7 million pounds for the year. Net income for the year increased $1.6 million or 24.9% to $7.8 million. The Company reported diluted earnings per share of $1.06, compared to $0.86 in fiscal 2003.

  Robert P. Stiller, Chairman, President and Chief Executive Officer, said "Green Mountain Coffee's fourth quarter provided a strong finish to a strong year. We delivered healthy sales growth and even better earnings growth this past fiscal year. Our entrepreneurial approach to expanding new venues for a superior coffee experience, with the Keurig® Single-Cup Brewer, contributed meaningfully to our success this past year. The expansion of our certified Fair Trade and Organic lines of coffee also were important, further confirming our belief that our commitment to corporate social responsibility is a clear advantage in a very competitive market, and that it enhances our financial performance. I want to take this opportunity to thank our many loyal and enthusiastic employees, customers, partners, the millions of Green Mountain Coffee consumers, and everyone else who has shared our passion for 'doing well by doing good,' making our success possible."

  Fourth Quarter Financial Review

  Channel and Other Sales Growth Highlights:

      The Company's dollar sales growth in the fourth quarter was led by the office coffee service (OCS), supermarket, consumer direct and convenience store channels. The OCS channel contributed approximately 41% of the increase in net sales due to strong K-Cup® sales driven by increased penetration of the Keurig ® B-100 brewers in small offices and by continued success of teas in K-Cups.
      The supermarket channel grew 11.2% in coffee pounds shipped due primarily to distribution to Publix Supermarkets which began in the first quarter of fiscal 2004.
      In the convenience store and food service channels, coffee pounds shipped increased 6.3% and 5.8%, respectively.
      The consumer direct channel grew 50% in dollar sales and 32.7% in coffee pounds shipped with the majority of growth related to the sales of Keurig Single-Cup Brewers for the home and the associated K-Cups.
      Fair Trade and Organic certified coffee pound sales grew by 35% versus Q4 '03. In the fourth quarter of 2004, Fair Trade and Organic coffees represented approximately 16% of total company pounds shipped, as compared to approximately 11% in the year-ago quarter.

  Margins, Expenses, and Analysis of After-Tax Income:

      Green Mountain Coffee's gross profit margin was 38.4% of sales compared to 39.7% in the year-ago quarter. The decrease was attributable to higher delivery and fuel costs, variations in sales mix, and a slight increase in green coffee costs.
      Selling, general and administrative expenses decreased to 26.3% of sales from 27.8%. This improvement was the result of leveraging selling and organizational resources on a higher sales base.
      The Company's tax rate in the fourth quarter of fiscal 2004 decreased to 38.2% from 41.5% in the prior year period due to the favorable impact of recently awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.
      The Company's fourth quarter after-tax income before the recognition of a non-cash loss related to the Company's equity investment in Keurig Incorporated ("Keurig") increased 27.1% to $2,330,000. The Company's net income was $2,005,000 after recognition of the Keurig-related non-cash loss of $325,000 (or $0.04 per share), an increase of 43.6%.

  Fiscal 2004 Results:

      For the fiscal year ended September 25, 2004, the Company delivered a 17.7% increase in net sales to $137,444,000 from $116,727,000 and a 13.9% increase in coffee pounds shipped compared to the same period last year.
      Net income for the fifty-two weeks ended September 25, 2004 was up 24.9% to $7,825,000 after recognition of a non-cash loss of $1,076,000 from its minority investment in Keurig as compared to $6,266,000 in 2003 including recognition of a non-cash loss of $1,127,000 from the investment in Keurig.
      Diluted earnings per share for fiscal year 2004 increased to $1.06 from $0.86 as compared to fiscal year 2003.
      EBITDA for fiscal year 2004 increased to $19.6 million from $18.0 million in fiscal year 2003.

  Valuation of Keurig Investment:

      The Company recognizes its equity portion of Keurig's losses net of related tax benefits. This accounting treatment assumes that the deferred tax asset from the Keurig losses will ultimately be realizable. Upon the advice of its independent accountants, the Company plans to retain an investment banking firm to provide a valuation of its Keurig investment to support the carrying value of the deferred tax asset. The Company anticipates the valuation report will be completed prior to the filing of its Form 10-K on December 9, 2004.

  Business Outlook and Other Forward-Looking Information

  Fiscal Year 2005:

    The Company anticipates net sales and coffee pounds growth of 13% to 18% for its fiscal year 2005.
    The Company anticipates its gross margin will be in the range of 38.0% to 39.0% and that its operating margin will be in the range of 10.2 % to 11.0%.
    The Company expects interest expense to increase to approximately $800,000 to $900,000 from $282,000 in fiscal 2004 due to the recent completion of the new distribution center and the cessation of capitalization of the related interest expenses.
    The Company's tax rate for fiscal 2005 is anticipated to increase to 41.25% from 39.2% in fiscal 2004 due to lower capital expenditures in fiscal 2005 and the associated decrease of the favorable impact of the awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.
    The Company expects that the recognition of its share of Keurig's loss for fiscal year 2005 will reduce diluted earnings per share by $0.03 to $0.10.
    Based on all of these factors, the Company anticipates its fully diluted earnings per share for fiscal year 2005 will be in the range of $1.21 to $1.28 per share.

  Fiscal First Quarter 2005:

    The Company expects net sales growth of 11% to 15% and coffee pounds growth of 10% to 14% in its first quarter of fiscal 2005.
    The Company expects that its gross margin will be in the range of 37.5% to 38.5% and that its operating margin will be in the range of 9.5% to 10.5%.
    The Company expects that the recognition of its share of Keurig's loss for the first quarter in fiscal 2005 will reduce diluted earnings per share by $0.02 to $0.04.
    The Company anticipates its fully diluted earnings per share for the first quarter of fiscal 2005 to be in the range of $0.32 to $0.37 per share.

  Balance Sheet and Cash Flow:

    The Company forecasts its capital expenditures for fiscal 2005 to be in the range of $7 to $8 million and depreciation expenses to be between $5.5 and $6.0 million.
    The Company has completed building a new distribution and warehousing facility attached to its existing plant that will incorporate material-handling automation to improve distribution efficiencies. The Company anticipates it will result in lower overall distribution costs relative to sales over the long-term, as well as allow for increased packaging capacity in the current plant. The installation and implementation of the material-handling automation is underway and will continue throughout the first quarter of fiscal 2005.
    The Company expects its EBITDA in 2005, excluding the recognition of Keurig's loss, to be approximately $21 to $23 million.

  There will be further discussion of the financial results released today and these future expectations on Company's webcast conference call later this morning.

  Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and offers over 100 coffee selections including estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of Green Mountain Coffee's revenue is derived from its wholesale operations, the Company also operates a direct mail business and an e-commerce website GreenMountainCoffee.com from its Waterbury, Vermont headquarters. Each year the Company contributes at least five percent of its pre-tax profits to support socially responsible initiatives. Based on its performance, Green Mountain Coffee Roasters has been recognized for the past five years as one of Forbes Magazine's "200 Best Small Companies," for the past two years in the top ten on Business Ethics magazine's list of "100 Best Corporate Citizens," and in 2004 as one of the Society of Human Resource Management's "Best Medium Sized Companies to Work for in America."

  Keurig, Incorporated ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters licensed to distribute the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its OCS channel, and to home users through its consumer direct channel.

  Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, delays in installing the material handling equipment in the recently-completed distribution and warehouse facility, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income fluctuations and its results can differ materially from expectations set forth in forward-looking statements, which could also effect its valuation. Keurig is currently operating at a loss. Further, there is uncertainty around Keurig's marketing expenditures for the launch of the Keurig Single-Cup Brewer for the home and results could vary materially depending on Keurig, Incorporated's success in entering the home brewer market and its ability to secure adequate financing to support this launch. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

  Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, November 11, 2004, at 10:30 a.m. ET and will be available via live webcast on the Company's website at GreenMountainCoffee.com and on Street Events at StreetEvents.com as well as AOL, Yahoo and other major portals.

  The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 878985, from 1:30 p.m. ET on November 11th through midnight on Monday, November 15, 2004.

  - tables follow -

  GREEN MOUNTAIN COFFEE ROASTERS, INC.
  Consolidated Statements of Operations
  (Dollars in thousands except per share data)
	Twelve weeks ended 9/25/04	Twelve weeks ended 9/27/03	Fiscal year ended 9/25/04	Fiscal year ended 9/27/03

Net sales	$ 31,754	$ 27,505	$ 137,444	$ 116,727
Cost of sales	19,560	16,588	83,360	67,716
Gross profit	12,194	10,917	54,084	49,011

Selling and operating expenses	6,266	6,090	29,738	27,649
General and administrative expenses	2,088	1,543	9,493	8,241
Operating income	3,840	3,284	14,853	13,121

Other income	24	(58)	61	56
Interest expense	(92)	(93)	(282)	(539)
Income before income taxes	3,772	3,133	14,632	12,638

Income tax expense	(1,442)	(1,300)	(5,731)	(5,245)
Income before equity in net earnings of Keurig, Incorporated	2,330	1,833	8,901	7,393
Equity in net earnings of Keurig, Incorporated	(325)	(437)	(1,076)	(1,127)
Net income	$ 2,005	$ 1,396	$ 7,825	$ 6,266
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	7,029,628	6,935,679	7,004,605	6,859,709
Net income	$ 0.29	$ 0.20	$ 1.12	$ 0.91

Diluted income per share:
Weighted average shares outstanding	7,412,698	7,355,448	7,409,426	7,259,805
Net income	$ 0.27	$ 0.19	$ 1.06	$ 0.86

  GREEN MOUNTAIN COFFEE ROASTERS, INC.
  CONSOLIDATED BALANCE SHEET
  (Dollars in thousands)
	September 25, 2004	September 27, 2003

Assets
Current assets:
Cash and cash equivalents	$4,514	$ 502
Receivables, less allowances of $481 and $439 at September 25, 2004, and September 27, 2003, respectively	13,776	12,708
Inventories	9,580	7,465
Other current assets	983	905
Income taxes receivable	-	276
Deferred income taxes, net	616	756
Total current assets	29,469	22,612

Fixed assets, net	36,502	22,313
Investment in Keurig, Incorporated	12,288	13,364
Goodwill and other intangibles	1,446	1,446
Other long-term assets	311	255

	$80,016	$ 59,990
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,259	$ 3,123
Accounts payable	8,382	6,352
Accrued compensation costs	2,737	2,056
Accrued expenses	3,028	1,823
Income tax payable	23	-
Total current liabilities	17,429	13,354

Long-term debt	14,039	8,558
Long-term line of credit	-	350
Deferred income taxes	3,816	2,460
Other long-term liabilities	317	120

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,260,261 and 8,156,491 shares at September 25, 2004 and September 27, 2003, respectively	826	816
Additional paid-in capital	22,884	21,669
Retained earnings	28,739	20,914
Accumulated other comprehensive (loss)	(130)	(69)
ESOP unallocated shares, at cost - 21,060 and 31,181 shares at September 25, 2004 and September 27, 2003, respectively	(568)	(846)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	44,415	35,148

	$80,016	$ 59,990
	=======	=======

  GREEN MOUNTAIN COFFEE ROASTERS, INC.
  CONSOLIDATED STATEMENT OF CASH FLOWS
  (Dollars in thousands)
Years ended
September 25, 2004		September 27, 2003
Cash flows from operating activities:
Net income	$7,825	$ 6,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,674	4,848
(Gain) loss on disposal of fixed assets	(89)	(54)
Provision for doubtful accounts	253	397
Change in fair value of interest rate swap	197	120
Change in fair value of futures derivatives	(124)	(11)
Change in accumulated other comprehensive income	(61)	(57)
Tax benefit from exercise of non-qualified stock options	301	591
Tax benefit from allocation of ESOP shares	28	26
Equity in loss of Keurig, Incorporated	1,076	1,127
Deferred income taxes	1,496	1,603
Deferred compensation and stock compensation	46	53
Changes in assets and liabilities:
Receivables	(1,321)	(3,973)
Inventories	(2,115)	(1,589)
Other current assets	44	(116)
Income taxes payable (receivable)	299	252
Other long-term assets	(56)	(29)
Accounts payable	2,030	81
Accrued compensation costs	881	1,225
Accrued expenses	1,205	562
Net cash provided by operating activities	16,589	11,322

Cash flows from investing activities:
Expenditures for fixed assets	(19,262)	(6,855)
Proceeds from disposals of fixed assets	488	601
Net cash used for investing activities	(18,774)	(6,254)

Cash flows from financing activities:
Proceeds from issuance of common stock	930	1,291
Purchase of treasury shares	-	(286)
Proceeds from issuance of long-term debt	9,010	90
Repayment of long-term debt	(3,393)	(3,681)
Repayment of revolving line of credit	(350)	(2,780)
Net cash provided by (used for) financing activities	6,197	(5,366)

Net increase (decrease) in cash and cash equivalents	4,012	(298)
Cash and cash equivalents at beginning of year	502	800
Cash and cash equivalents at end of year	$4,514	$502
	====	====

  - More -

  GREEN MOUNTAIN COFFEE ROASTERS, INC.
  Total Company Coffee Pounds Shipped by Sales Channel
  (Unaudited Pounds in Thousands)

Channel	Q4 12 wks. ended 9/25/04	Q4 12 wks. ended 9/27/03	Q4 Y/Y lb. Increase	Q4 % Y/Y lb. Increase	Q4 52 wks. ended 9/25/04	Q4 52 wks. ended 9/27/03	Q4 YTD Y/Y lb. Increase	Q4 YTD % Y/Y lb. Increase
Supermarkets	1,333	1,199	134	11.2%	5,706	4,864	842	17.3%
Convenience Stores	1,138	1,071	67	6.3%	4,848	4,590	258	5.6%
Office Coffee Service Distributors	963	788	175	22.2%	4,130	3,397	733	21.6%
Food Service	599	566	33	5.8%	2,504	2,268	236	10.4%
Consumer Direct	130	98	32	32.7%	546	450	96	21.3%
Totals	4,163	3,722	441	11.8%	17,734	15,569	2,165	13.9%

  Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

  Total Company Coffee Pounds Shipped by Geographic Region
  (Unaudited Pounds in Thousand)

Region	Q4 12 wks. ended 9/25/04	Q4 12 wks. ended 9/27/03	Q4 Y/Y lb. Increase	Q4 % Y/Y lb. Increase	Q4 52 wks. ended 9/25/04	Q4 YTD 52 wks. ended 9/27/03	Q4 YTD Y/Y lb. Increase	Q4 YTD % Y/Y lb. Increase
New England	1,801	1,719	82	4.8%	7,678	7,291	387	5.3%
Mid-Atlantic	1,211	1,086	125	11.5%	5,396	4,702	694	14.8%
South	684	501	183	36.5%	2,783	2,045	738	36.1%
Midwest	198	154	44	28.6%	793	616	177	28.7%
West	240	238	2	0.8%	938	809	129	16.0%
International	29	24	5	20.8%	146	106	40	37.7%
Totals	4,163	3,722	441	11.8%	17,734	15,569	2,165	13.9%

  Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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